EXHIBIT 10.13

December 19, 2023

Mark Joseph Myers

14245 Calle de Vista

Valley Center, CA 92082

Dear Mark,

On behalf of Beam Global (the “Company”), it is my pleasure to offer you the position of Chief Operations Officer reporting to the President and CEO, Desmond Wheatley. This letter constitutes the entire agreement relating to the terms of your employment.

The terms set forth below shall be effective as of your date of hire, January 15, 2024 (the “Effective Date”).

Title and Base Salary. Your title will be Chief Operations Officer and you will report directly to the CEO. As of the Effective Date, your annual base salary shall be $250,000. In this role, you will be responsible for setting and driving organizational vision and operations strategy for global manufacturing, engineering, supply chain, quality, safety and facilities. You will help to improve company performance and employee productivity by building an effective team and providing tools for success. Your job responsibilities will include setting goals, staffing, engineering improvements, new product releases, capital management, process improvement, lean manufacturing, setting quality standards, ensuring adherence to safety and policy guidelines, and more as the position requires. This full-time position is based on site at Beam Global’s headquarters in San Diego, CA.

Bonus Compensation. In addition to your base salary, you will be eligible for an annual incentive cash bonus, as mutually agreed upon within sixty (60) days of the Effective Date. Your annual incentive cash bonus shall have a target equal to 50% of your base salary as of the Effective Date, prorated for the portion of year during which you are employed by the Company. Your bonus milestones will include Company performance goals and individual objectives as agreed jointly between you and the executive team. You must be employed by the company at the time payment is made to be eligible for your bonus.

Equity Awards. Concurrent with the commencement of your employment, you will be granted an option to purchase shares of common stock of the Company (“Company Common Stock”) as follows, under the terms and conditions of a Non-Qualified Stock Option Agreement (an “Option”):

Strike Price*	Number of Shares
FMV	50,000

* FMV = the price of a share of the Company’s common stock at close of market on the date of grant.

Your Option shall vest and become exercisable in 48 equal monthly installments, with the first such monthly vesting date taking place on January 31, 2024, and subsequent vesting dates on the last day of the next 47 months thereafter, subject to your continued service through the applicable vesting date. The option grant will be subject to the terms of the applicable equity compensation plan or arrangement in effect at the time of grant. You should be aware that you may incur federal and state income taxes as a result of your receipt, or the vesting of any equity compensation awards and it shall be your responsibility to pay any such applicable taxes.

Other Benefits. You will be eligible for all Company adopted benefits, under the terms and conditions of such benefit plans. Your coverage for such benefits will become effective on the first of the month following your start of employment, February 1, 2024. You are eligible to enroll in the Company’s 401K plan beginning 3 months following your start date. The Company matches 50% of your contributions, equal to up to 6% of your annual salary.

Vacation. You will earn four (4) weeks of vacation and be eligible to accrue sick time in compliance with the San Diego Sick Leave ordinance.

Conditions of Employment.

Your employment is “at-will,” which means that either you or the Company may terminate the employment relationship at any time for any reason or for no reason. This at-will relationship may not be modified by any oral or implied agreement.

•	In accordance with the Federal Immigration Reform and Control Act of 1986, we are required to have Employment Eligibility Verification form I-9 on file. On your first day of employment, you will be asked to provide the identification needed to complete the Form I-9 requirements.

•	You will sign the Company’s confidentiality and proprietary information agreement.

•	You will be required to comply with the Company’s personnel policies outlined in the Employee Handbook or as adopted from time to time by the Company.

•	You represent to the Company that you are not subject to any obligation, contractual or otherwise, that prevents or restricts you from becoming employed by the Company, or that creates any potential or actual conflict of interest or places the Company at risk of liability for hiring you.

•	You represent and agree that you have not taken and will not import or use any proprietary or trade secret information belonging to any other person or entity, including your former employer, in the discharge of your duties for the Company.

The information contained in this letter represents the entire substance of the Company’s offer of employment to you and is contingent upon successful completion of all pre-and post-employment checks. If all the above terms and conditions meet with your approval, please sign this letter and return it by December 22, 2023.

I look forward to having you join the Beam team! If you should have any questions, please feel free to call me at 858-663-6125.

Sincerely,

/s/ Lisa Rosario

Lisa Rosario

Director of Human Resources

ACCEPTED BY:

/s/ Mark Myers

Mark J. Myers

December 20 , 2023

San Diego Headquarters 5660 Eastgate Dr. San Diego, CA 92121	BeamForAll.com BeamTeam@BeamForAll.com 858-799-4583	Chicago Offices 2600 S. 25th Ave, Suite Z Broadview, IL 60155

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